EXHIBIT 99.1


           Critical Therapeutics Reports Financial Results for the Quarter Ended March 31, 2007

   ZYFLO Prescriptions Grow 56% on Unit Basis Over Prior Year Period

     Quarter Highlighted By Co-promotion Agreement With Dey, L.P.


    LEXINGTON, Mass.--(BUSINESS WIRE)--May 8, 2007--Critical
Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company focused on developing and commercializing innovative products for respiratory, inflammatory and critical care diseases, today reported financial results for the first quarter ended March 31, 2007.

    For the three months ended March 31, 2007, the Company posted a net loss of $4.7 million, or $0.11 per share, based on 42.5 million weighted average shares outstanding. This compares with a net loss of $16.7 million, or $0.49 per share, for the same period in 2006, based on 34.1 million weighted average shares outstanding. The increase in common shares outstanding resulted primarily from the Company's registered offering of 7.5 million shares in October 2006.

    During the first quarter of 2007, sales of ZYFLO(R) (zileuton tablets) totaled $2.9 million, an increase of 183 percent over the same period last year and 49 percent over the fourth quarter of 2006 under U.S. generally accepted accounting principles. Through the end of 2006, revenue from product sales of ZYFLO was recognized when the product was dispensed through patient prescriptions rather than when the product was shipped to third parties. Beginning in the first quarter of 2007, the Company converted to recognizing revenue from sales of ZYFLO when the product is shipped to third parties, less an estimate of expected product returns. This change resulted in a net increase in product sales of approximately $953,000 in the first quarter of 2007. Going forward, revenue per prescription should be positively impacted by a six percent price increase for ZYFLO that was implemented in April 2007.

    As part of the Company's March 2007 co-promotion agreement with Dey, L.P. (DEY), an affiliate of Merck KGaA in Germany, DEY's 200-person sales force began promoting ZYFLO on April 30, 2007. Under the agreement, Critical Therapeutics and DEY will jointly promote the twice-daily, controlled-release formulation of zileuton (zileuton CR), subject to regulatory approval, with a combined sales force of approximately 240 representatives.

    The total number of ZYFLO prescriptions filled in the first quarter of 2007 was 9,248, compared with 5,938 in the first quarter of 2006, an increase of 56 percent, and 9,404 in the fourth quarter of 2006, a decrease of 1.7 percent. The total number of prescriptions for ZYFLO continues to increase on a quarterly basis in territories where sales representatives still promote ZYFLO. These prescription data are based on third-party data purchased by the Company.

    "The financial and operational results reflect the significant progress we have made in restructuring and focusing the Company. We have realigned our cost structure to give us more financial flexibility while investing in more focused development opportunities to drive value going forward," said Frank Thomas, Critical Therapeutics' President and Chief Executive Officer. "DEY is a strong co-promotion partner that provides us with additional resources to help ensure that ZYFLO and zileuton CR achieve their potential. This co-promotion arrangement provides substantial commercial resources behind zileuton CR and reduces the risk associated with launching this important product on our own, pending regulatory approval."

    Cash and short-term investments as of March 31, 2007 totaled $46.0 million, compared with $49.0 million at December 31, 2006. Net cash used in the first quarter of 2007 was $3.1 million, which was positively impacted by the $3.0 million payment that the Company received from DEY in connection with the signing of the co-promotion agreement for zileuton. This compares with net cash used of $9.9 million in the fourth quarter of 2006 and $18.2 million in the first quarter of 2006. The Company ended the first quarter of 2007 with approximately 43.1 million shares of common stock outstanding, excluding warrants and stock options.

    Recent Developments

    Since the beginning of 2007, Critical Therapeutics has accomplished the following:

    -- Signed a co-promotion agreement with DEY that leverages the expertise of both companies in the U.S. respiratory market. A combined sales force of approximately 220 U.S. sales representatives is currently promoting ZYFLO. Pending regulatory approval by the FDA of zileuton CR, a combined sales force of more than 240 U.S. sales representatives will be promoting zileuton CR to more than 15,000 physicians (allergists, pulmonologists and primary care physicians) across the country.

    -- Gained co-promotion rights to a second product that allows Critical Therapeutics to increase the efficiency of and leverage its sales force. DEY and Critical Therapeutics signed a binding letter agreement that allows Critical Therapeutics to promote DEY's clinical candidate for Chronic Obstructive Pulmonary Disease (COPD), if approved by the FDA. A more detailed written agreement between the two companies is being finalized.

    -- Continued to increase unit volume and sales of ZYFLO in territories staffed by a sales representative.

    -- Received a product development fee from Beckman Coulter, which exercised its option to continue to license patent rights relating to developing a diagnostic to detect and measure levels of HMGB1 in the bloodstream.

    -- Licensed to Innovative Metabolics, Inc. (IMI) certain intellectual property rights related to the development and commercialization of medical device approaches to stimulating the vagus nerve. Upon the completion of IMI's financing in May 2007, Critical Therapeutics received 400,000 shares of junior preferred stock of IMI and a license fee of $400,000, after payments to The Feinstein Institute.

    -- Executed a publication strategy to enhance the scientific and medical understanding of our commercial and development programs through a series of Critical Therapeutics co-authored publications in peer-reviewed medical journals, including the following:



  Zileuton:
    -- Respiratory Medicine electronically published a peer-reviewed article based on a study comparing zileuton with a low-dose inhaled corticosteroid (beclomethasone dipropionate) to doubling the dose of beclomethasone. The results suggest that zileuton with a low dose beclomethasone improves lung function and may be an effective therapeutic approach to achieving asthma control in patients with moderate to severe persistent asthma. The print version of the article will be published in the June issue of Respiratory Medicine.

    -- International Journal of Clinical Practice published a paper reviewing multiple articles on the clinical development of zileuton for asthma in its April 2007 issue. This publication was a summation of several previously published articles.

  Alpha-7:
    -- Shock published preclinical research work in its April 2007 issue demonstrating that a small molecule alpha-7 agonist attenuated endotoxin-induced inflammation and peritoneal influx of neutrophils by a mechanism separate from anti-TNF.

    -- Critical Care Medicine published an article in April 2007 in which a selective alpha-7 receptor agonist was shown to improve survival in murine endotoxemia and severe sepsis.

  HMGB1:
    -- Nature Immunology published an article in May 2007 demonstrating that HMGB1 is a critical part of DNA complexes that can stimulate immune cells to produce potent inflammatory mediators, suggesting that HMGB1 antibodies could be an effective therapeutic for the treatment of Lupus and other chronic autoimmune diseases.

    -- Journal of Leukocyte Biology published a paper in January 2007 describing a method, the ELISPOT, that provides a novel tool to study pathways promoting or inhibiting HMGB1 secretion.


    Financial Results for the Three Months Ended March 31, 2007 and
2006

    Total revenue for the three months ended March 31, 2007 was $3.5 million, compared with $2.3 million for the same period in 2006, an increase of 54 percent.

    Revenue for the first quarter of 2007 included:

    -- Sales of ZYFLO that accounted for $2.9 million in revenue, compared with $1.0 million in the first quarter of 2006 and $1.9 million in the fourth quarter of 2006. Through the end of 2006, revenue from ZYFLO was recognized when the product was dispensed through patient prescriptions rather than when the product was shipped to third parties. Beginning in the first quarter of 2007, the Company converted to recognizing revenue from sales of ZYFLO when the product is shipped to third parties, less an estimate of expected product returns.

    -- Collaboration revenue of $601,000 from Critical Therapeutics' HMGB1 collaboration with MedImmune, Inc. and its license agreement with Beckman Coulter, Inc. to develop HMGB1 diagnostic assays. This compares with collaboration revenue of $1.3 million in the first quarter of 2006. The decrease in the revenue under collaboration agreements resulted from a decline in the Company's obligations associated with the HMGB1 program. As the HMGB1 program advances into later stages of preclinical development, a larger portion of the costs and activities are being assumed by MedImmune resulting in lower revenue recognized by the Company under its collaboration agreement. In future periods, the Company's collaboration revenue under the MedImmune agreement will increase in periods when milestones are achieved. As of March 31, 2007, the Company has $105,000 of revenue deferred under its collaboration agreement with MedImmune.

    Total operating expenses for the three months ended March 31, 2007 decreased $11.0 million, or 56 percent, to $8.7 million, compared with $19.7 million for the same period in 2006.

    Total operating expenses for the first quarter of 2007 included:

    -- Cost of products sold that totaled $741,000, including $166,000 related to previously deferred revenue, resulting in gross margins on net sales of ZYFLO of approximately $2.2 million, or 74 percent. This compares to cost of products sold of $504,000 and gross margins of 51 percent in the first quarter of 2006.

    -- Research and development (R&D) expenses that decreased $6.5 million, or 69 percent, to $2.9 million in the first quarter of 2007, compared with $9.4 million for the first quarter of 2006. This decrease was primarily due to lower expenses associated with the Company's clinical trials, as well as the reduction in the number of employees performing R&D activities following the Company's 2006 restructurings.

    -- Sales and marketing expenses that decreased $4.9 million, or 71 percent, to $2.0 million in the first quarter of 2007, compared with $6.9 million in the first quarter of 2006. This decrease was primarily associated with the 2006 reduction in the sales force.

    -- General and administrative (G&A) expenses that increased slightly to $3.1 million, compared with $2.9 million in the first quarter of 2006. Cost savings in G&A expenses resulting from the 2006 restructurings were offset by consulting, legal and advisory fees associated with the Company's co-promotion agreement with DEY.

    -- Stock-based compensation expense, as calculated under SFAS 123(R), totaled $1.0 million for the quarter ended March 31, 2007, compared with $1.4 million in the first quarter of 2006.

    Research & Development Update

    Critical Therapeutics is progressing its preclinical and development programs and expects to initiate three clinical trials during 2007.

    Zileuton CR Clinical Trial

    The Company currently plans to conduct a clinical trial evaluating zileuton CR as an add-on therapy to moderate doses of inhaled corticosteroids in asthma patients to support the sales and marketing of zileuton CR, pending regulatory approval. The Company expects to begin enrolling patients in this trial in the second quarter of 2007.

    Injectable Formulation of Zileuton (zileuton injection)

    The Company is developing an injectable formulation of zileuton for use in emergency room or urgent care settings for patients experiencing acute exacerbations of asthma and other acute hospital-based pulmonary conditions. The Company expects to initiate a Phase II clinical trial in the second half of 2007 following favorable results from an earlier clinical trial in asthma patients. This Phase II trial will be focused on identifying the optimal dose to be tested in Phase III clinical trials.

    Zileuton Life Cycle Extension Program

    The Company is currently pursuing life cycle extension strategies to enhance the intellectual property position of zileuton for the treatment of asthma and provide for possible development opportunities in other inflammatory diseases, including COPD and nasal polyps. Critical Therapeutics plans to initiate a Phase I clinical trial in the second half of 2007 examining the pharmacokinetic profile of the R isomer of zileuton. Development of the R isomer may lead to potential dosing improvements for patients.

    Alpha-7

    The Company's alpha-7 program, which is directed at the discovery and development of novel small molecule drugs for the treatment of inflammation, has selected two exploratory development candidates from a series of proprietary lead molecules. The Company is conducting non-GLP (Good Laboratory Practice) toxicology studies with these candidates before selecting a lead clinical candidate to take into GLP toxicology studies. The Company believes that this innovative anti-inflammatory approach will have potential for broad applications in both acute and chronic inflammatory diseases and is exploring possible collaborations with larger pharmaceutical companies to leverage the broad potential of this pathway.

    HMGB1

    The Company's HMGB1 program, which is partnered with MedImmune, Inc., continues to make progress toward the identification of a first clinical candidate. The collaboration has narrowed down potential clinical candidates to a few fully human antibodies that have shown efficacy in pre-clinical models of arthritis. The joint development team expects to select a clinical candidate for the development of HMGB1 antibodies for chronic inflammatory disease, such as rheumatoid arthritis or Lupus, in 2007. The collaboration also is making progress with the development of HMGB1 antibodies for acute inflammatory diseases, such as sepsis. According to the terms of the Company's collaboration agreement with MedImmune, the obligations of both companies remain unchanged as a result of MedImmune's recently announced sale to AstraZeneca PLC, and the two companies expect to continue to move forward with the HMGB1 program.

    Financial Guidance

    For the year ending December 31, 2007, the Company is projecting net cash expenditures to be between $19 million and $23 million. These projections include the anticipated receipt of an additional $9 million in milestone payments in 2007 from DEY related to the approval and launch of zileuton CR, but exclude the impact of any future business development agreements, such as co-development deals for alpha-7, zileuton life cycle extension or zileuton injection.

    Under the DEY co-promotion agreement signed in the first quarter of 2007, Critical Therapeutics has deferred the $3 million payment received upon signing. The $3 million payment will be amortized over the term of the agreement, along with any future milestone payments received from DEY. The Company expects to record all ZYFLO sales generated by the combined sales force and record any co-promotion fees paid to DEY as an operating expense.

    Because the milestone payments are being amortized in future years, the Company expects a net loss for 2007 of between $31 million and $35 million, or between $0.72 and $0.81 per share, assuming 43 million shares outstanding. Research and development expenses for 2007 are expected to be between $16 million and $20 million, including approximately $3.1 million in milestone payments that would be due to third parties upon the approval of zileuton CR. Sales and marketing expenses are expected to increase in the second half of 2007 as the Company prepares for the commercial launch of zileuton CR and increases the size of its sales force to approximately 40 sales representatives. These estimates for 2007 include the impact of non-cash charges related to stock-based compensation expense for employees and non-employees of approximately $3.0 million.

    Critical Therapeutics expects net cash expenditures to be between $4 million and $6 million in the second quarter of 2007, based on a net loss of between $9 million and $11 million, or $0.21 to $0.26 per share. These projections assume that zileuton CR is approved during the second quarter of 2007 and the Company receives a $4 million milestone payment from DEY.

    Conference Call Information

    Critical Therapeutics will hold an audio webcast and conference call today to discuss the Company's first quarter 2007 financial results, strategy, upcoming milestones and financial guidance.
Investors and other interested parties can access the call as follows:



Date:                  Tuesday, May 8, 2007

Time:                  9:00 A.M. Eastern Time

Dial-in:               (800) 475-3716 (U.S. and Canada)
                       (719) 457-2728 (International)

Webcast Information:   www.crtx.com


    A live and archived audio webcast of the conference call also will be available on the "Investors" section of the Critical Therapeutics website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

    About ZYFLO(R)/Zileuton

    ZYFLO(R) (zileuton tablets) is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. Zileuton inhibits 5-lipoxygenase (5-LO), an enzyme that catalyzes the formation of leukotrienes from arachidonic acid. 5-LO is the main enzyme responsible for the production of leukotrienes, a family of inflammatory mediators that can trigger asthma symptoms, including inflammation, swelling, bronchoconstriction and mucus secretion. ZYFLO is the only 5-LO inhibitor approved for marketing by the U.S. Food and Drug Administration.

    ZYFLO is not indicated for use in the reversal of broncospasm in acute asthma attacks, including status asthmaticus. Mild to moderate side effects associated with the use of ZYFLO are abdominal pain, upset stomach and nausea. A small percentage of patients treated with ZYFLO show an increased release of a liver enzyme known as ALT. As a result, the level of liver enzymes in patients treated with ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO and repeat the test on a regular basis while patients are on the medication. ZYFLO is contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the-more-upper limit of normal. For full prescribing information, please visit www.crtx.com/pat_pi.html or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to ZYFLO(R) (zileuton tablets), which is marketed in the United States for the prevention and chronic treatment of asthma in patients 12 years of age and older. Critical Therapeutics is working to expand its zileuton franchise by developing a twice daily, controlled-release formulation for the prevention and chronic treatment of asthma and an injectable formulation for acute asthma attacks that lead patients to the emergency room and other urgent care settings. The Company also is collaborating with MedImmune, Inc. to design antibody therapies that treat acute and chronic diseases triggered by the inflammatory cytokine HMGB1. Research pipeline programs include lifecycle management to extend the zileuton franchise and an alpha-7 project for the treatment of inflammation. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding possible therapeutic benefits, market acceptance and future sales of ZYFLO and, if approved, zileuton CR; the anticipated success of the co-promotion arrangement with DEY; the progress, timing and success of our regulatory filings, regulatory approvals and product launches, including for zileuton CR; the progress and timing of our drug development programs and related trials; our strategy, future operations, financial position, future revenues, and projected costs, including net cash expenditures, net loss and research and development expenses for 2007; the receipt of milestone payments in 2007 from the co-promotion agreement with DEY and net cash expenditures and net loss for the second quarter of 2007; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the expected timing and outcome of the new drug application (NDA) for zileuton CR and related discussions with the FDA, including our ability to rely on historical data in the NDA, and the sufficiency and acceptability of the results of pharmacokinetic studies of zileuton CR for FDA purposes; our ability to successfully market an sell ZYFLO and, if approved, zileuton CR, including the success of our co-promotion arrangement with DEY; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO, and, if approved, zileuton CR; patient physician and third-party payor acceptance of ZYFLO and, if approved, zileuton CR, as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO and, if approved, zileuton CR; our heavy dependence on the commercial success of ZYFLO and, if approved, zileuton CR; our ability to maintain regulatory approvals to market and sell ZYFLO and, if approved, zileuton CR; our ability to successfully enter into additional strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, zileuton CR, our discoveries and our drug candidates. These and other risks are described in greater detail in the "Risk Factors" section of our Annual Report on Form 10-K and other filings that we make with the Securities and Exchange Commission (SEC). If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

    In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.

    Financial Tables Follow



              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                                                Three Months Ended
                                                     March 31,
 in thousands except share and per share data    2007         2006
----------------------------------------------------------------------
 Revenues:
  Net product sales                          $     2,894  $     1,022
  Revenue under collaboration agreements             601        1,251
----------------------------------------------------------------------
   Total revenues                                  3,495        2,273
----------------------------------------------------------------------
 Costs and expenses:
  Cost of products sold                              741          504
  Research and development                         2,918        9,393
  Sales and marketing                              1,982        6,907
  General and administrative                       3,055        2,928
----------------------------------------------------------------------
   Total costs and expenses                        8,696       19,732
----------------------------------------------------------------------
 Operating loss                                   (5,201)     (17,459)
 Other income (expense):
  Interest income                                    590          772
  Interest expense                                   (39)         (60)
----------------------------------------------------------------------
   Total other income                                551          712
----------------------------------------------------------------------
 Net loss                                        ($4,650)    ($16,747)
----------------------------------------------------------------------

 Net loss per share                               ($0.11)      ($0.49)
----------------------------------------------------------------------

 Basic and diluted weighted-average common
  shares outstanding                          42,456,700   34,096,625
----------------------------------------------------------------------




              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)

                                                March 31, December 31,
 in thousands                                     2007       2006
----------------------------------------------------------------------
 Assets:
 Current assets:
  Cash and cash equivalents                      $45,330      $48,388
  Accounts receivable, net                           807          877
  Amount due under collaboration agreements           31          650
  Short-term investments                             650          650
  Inventory, net                                   4,622        4,048
  Prepaid expenses and other                         974          980
----------------------------------------------------------------------
    Total current assets                          52,414       55,593
----------------------------------------------------------------------
 Fixed assets, net                                 2,237        2,421
 Other assets                                        168          168
----------------------------------------------------------------------
 Total assets                                    $54,819      $58,182
----------------------------------------------------------------------

 Liabilities and Stockholders' Equity:
 Current liabilities:
  Current portion of long-term debt and capital
   lease obligations                                $926       $1,012
  Accounts payable                                 1,123        1,049
  Accrued expenses                                 2,954        3,941
  Deferred collaboration revenue and fees          3,105          675
  Deferred product revenue, net                        -        1,178
----------------------------------------------------------------------
    Total current liabilities                      8,108        7,855
----------------------------------------------------------------------
 Long-term debt and capital lease obligations,
  less current portion                               229          421
 Stockholders' equity:
  Preferred stock                                      -            -
  Common stock                                        43           43
  Additional paid-in capital                     205,566      204,378
  Deferred stock-based compensation                  (64)         (99)
  Accumulated deficit                           (159,049)    (154,399)
  Accumulated other comprehensive loss               (14)         (17)
----------------------------------------------------------------------
    Total stockholders' equity                    46,482       49,906
----------------------------------------------------------------------
 Total liabilities and stockholders' equity      $54,819      $58,182
----------------------------------------------------------------------




              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                                                    Three Months Ended
                                                        March 31,
 in thousands                                        2007      2006
----------------------------------------------------------------------
 Cash flows from operating activities:
  Net loss                                          ($4,650) ($16,747)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization expense                166       248
   Amortization of premiums on short-term
    investments and other                                 3        30
   Gain on sale of fixed assets                          (8)        -
   Reserve for inventory                                  -       144
   Stock-based compensation expense                   1,042     1,423
   Changes in assets and liabilities:
    Accounts receivable                                  70       535
    Amount due under collaboration agreements           619      (250)
    Inventory                                          (574)       15
    Prepaid expenses and other                            6       512
    Accounts payable                                     74    (1,902)
    Accrued expenses                                   (987)     (518)
    Deferred collaboration revenue and fees           2,430    (1,001)
    Deferred product revenue                         (1,178)     (278)
----------------------------------------------------------------------
     Net cash used in operating activities           (2,987)  (17,789)
----------------------------------------------------------------------
 Cash flows from investing activities:
  Proceeds from sale of fixed assets                     26         -
  Purchases of fixed assets                               -      (206)
  Proceeds from sales and maturities of short-term
   investments                                            -    20,126
  Purchases of short-term investments                     -    (2,317)
----------------------------------------------------------------------
     Net cash provided by investing activities           26    17,603
----------------------------------------------------------------------
 Cash flows from financing activities:
  Proceeds from exercise of stock options               181        41
  Repayments of long-term debt and capital lease
   obligations                                         (278)     (293)
----------------------------------------------------------------------
     Net cash used in financing activities              (97)     (252)
----------------------------------------------------------------------
 Net decrease in cash and cash equivalents           (3,058)     (438)
 Cash and cash equivalents at beginning of period    48,388    57,257
----------------------------------------------------------------------
 Cash and cash equivalents at end of period         $45,330   $56,819
----------------------------------------------------------------------



    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Vice President, Investor & Media Relations llennox@crtx.com